Exhibit 8.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

November 7, 2023

Kimco Realty Corporation
500 N. Broadway, Suite 201
Jericho, New York  11753

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Kimco Realty Corporation, a Maryland corporation (“Kimco”), including the proxy statement/prospectus forming a part thereof, relating to the proposed transactions by and among Kimco, Kimco Realty OP, LLC, a Delaware limited liability company, Tarpon Acquisition Sub, LLC, a Delaware limited liability company, Tarpon OP Acquisition Sub, LLC, a Delaware limited liability company, RPT Realty, a Maryland real estate investment trust, and RPT Realty, L.P., a Delaware limited partnership.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE COMPANY MERGER” in the Registration Statement.  In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz